Exhibit 10.12

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ALAMAR BIOSCIENCES, INC.

April 13, 2026

Yuling Luo

[***]

Re:	Continued Employment Terms

Dear Yuling:

On behalf of Alamar Biosciences, Inc. (the “Company”), I am pleased to confirm your continued employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”), effective on April 16, 2026.

1. Employment by the Company.

(a) Position. You will serve as the Company’s Founder, CEO & Chairman. During the term of your continued employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(b) Duties and Location. You will perform those duties and responsibilities as are customary for the position of Founder, CEO & Chairman and as may be directed by The Board of Directors, to whom you will report. Your primary work location will be the Company’s offices in Fremont, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.

2. Base Salary, Bonus and Employee Benefits.

(a) Salary. You will be paid a base salary at the rate of $695,000 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b) Annual Discretionary Bonus. You will be eligible to earn an annual discretionary performance of up to one hundred percent (100%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon assessment by the Board of Directors of the Company (the “Board”), or any authorized committee thereof, of your individual performance and the Company’s performance for a given calendar year, as well as any other criteria the Board or any authorized committee thereof deems relevant. The Board or any authorized committee thereof will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; prorated bonuses are provided based on your Start Date, but otherwise no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your bonus eligibility is subject to change in the discretion of the Board or any authorized committee thereof.

(c) Employee Benefits. As a regular full-time employee, you will continue to be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request.

3. Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4. Equity Compensation. Any equity awards previously granted to you will continue to be governed by the terms and conditions of the applicable grant documents and the applicable equity incentive plan(s) under which such awards were granted, each as may be amended from time to time. You may be eligible for grants of equity awards in the future, subject to approval by the Board. Each such award will be governed by the terms of the plan and form of award agreement pursuant to which it is granted.

5. Compliance with Confidentiality Information Agreement and Company Policies. As a condition of continued employment, you agree to sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

6. Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

7. At-Will Employment Relationship. Your employment relationship with the Company will continue to be at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without cause or advance notice. While the Company also may change your position, job duties, work location, reporting structure, compensation, and benefits from time to time in its discretion, the at-will nature of your employment can only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8. Severance. You will be eligible for severance and change in control benefits under the terms and conditions of the Alamar Biosciences, Inc. Severance Plan (the “Severance Plan”), if and as adopted by the Company and amended from time to time, and your applicable Participation Agreement (as defined in the Severance Plan) if and as executed by you and a duly authorized officer of the Company.

9. Outside Activities. Throughout your continued employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

10. Entire Agreement. You acknowledge and agree that upon your execution of this Agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company. This letter agreement, together with your Confidentiality Agreements, equity agreements, the Severance Plan and other agreements referenced herein, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).

11. Miscellaneous. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Remainder of Page Intentionally Left Blank

Please sign and date this Agreement and the enclosed Confidentiality Agreement.

We are delighted to be making this offer of continued employment and the Company looks forward to your favorable reply and to a continued productive and enjoyable work relationship.

Sincerely,

/s/ Tod White
Tod White
President

Reviewed, Understood, and Accepted:

/s/ Yuling Luo April 13, 2026
Yuling Luo Date

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Alamar Biosciences, Inc., a Delaware corporation (the “Company”) and I Yuling Luo have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.

I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.

Company shall own all right, title and interest (including, without limitation, all patents, patent applications, and other patent rights in the United States or any foreign country or jurisdiction (including, without limitation, all divisions, reissues, reexaminations, renewals, re-filings, continuations, continuations-in-part, counterparts and extensions thereof and inventions described or claimed therein, and the right to claim full benefits and priority rights with respect thereto including, without limitation, full benefits and priority rights under the International Convention and any other international agreement to which the United States adheres), copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), improvements, works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose to Company in writing anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s (in which I have appropriate rights) confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.

To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.

I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.

Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.

I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

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7.

I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.

I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9.

Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Employee Signature: /s/ Yuling Luo

Name:	Yuling Luo
Date:	April 13, 2026

Alamar Signature: Luis Anaya

Name:	/s/ Luis Anaya
Date:	April 13, 2026

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APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

Result from any work performed by the employee for his employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER

A-1